Exhibit 99.1

Dynavax Announces Proposed Private Offering of $200 Million of Convertible Senior Notes

EMERYVILLE, Calif., May 10, 2021 — Dynavax Technologies Corporation (“Dynavax”) (Nasdaq: DVAX) today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2026 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Dynavax also intends to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of notes.

The notes will be general unsecured obligations of Dynavax and will accrue interest payable semiannually in arrears. The notes will be convertible by the holders thereof into cash, shares of Dynavax’s common stock or a combination of cash and shares of Dynavax’s common stock, at Dynavax’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Dynavax expects to use the net proceeds from the offering of the notes, together with cash on hand, to repay in full the outstanding debt and other obligations under Dynavax’s term loan agreement and to pay the costs of the capped call transactions described below.

If the initial purchasers exercise their option to purchase additional notes, Dynavax expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Dynavax expects to use any remaining net proceeds from the sale of such additional notes for general corporate purposes. Dynavax’s management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of Dynavax’s management regarding the application of the proceeds.

In connection with the pricing of the notes, Dynavax expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of shares of Dynavax’s common stock that initially underlie the notes. The capped call transactions are expected to offset the potential dilution to Dynavax’s common stock as a result of any conversion of notes, with such offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Dynavax has been advised that the option counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to Dynavax’s common stock concurrently with or shortly after the pricing of the notes and/or purchase shares of Dynavax’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Dynavax’s common stock or the trading price of the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Dynavax’s common stock and/or purchasing or selling Dynavax’s common stock or other securities of Dynavax in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions, which are expected to occur during the 30 trading day period beginning on the 31st scheduled trading day prior to the maturity date of the notes, or following any termination of any portion of the capped call transactions in connection with any repurchase, redemption or early conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of Dynavax’s common stock or the notes, which could affect a noteholder’s ability to convert its notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of such notes.

Neither the notes, nor any shares of Dynavax’s common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Dynavax

Dynavax is a commercial stage biopharmaceutical company developing and commercializing novel vaccines. The Company’s first commercial product, HEPLISAV-B® [Hepatitis B Vaccine (Recombinant), Adjuvanted], is approved in the U.S. and the European Union for prevention of infection caused by all known subtypes of hepatitis B virus in adults age 18 years and older. Dynavax is also advancing CpG 1018TM adjuvant as a premier vaccine adjuvant through research collaborations and partnerships. Current collaborations are focused on adjuvanted vaccines for COVID-19, pertussis and universal influenza.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements concerning the proposed terms of the notes, the capped call transactions, the completion, timing and size of the proposed offering and capped call transactions, the potential dilution to Dynavax’s common stock and the anticipated use of net proceeds from the offering. These forward-looking statements include all statements contained in this press release that are not historical facts and such statements are, in some cases, identified by words such as “anticipate,” “could,” “expect,” “intend,” “may,” “plan,” “will,” “would” or the negative or plural of these words or similar expressions or variations. These forward-looking statements are based on the information currently available to Dynavax and on assumptions Dynavax has made. Actual results may differ materially from those described in the forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and factors that are beyond Dynavax’s control including, without limitation: market risks, trends and conditions; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Dynavax’s Securities and Exchange Commission filings and reports, including Dynavax’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as well as future filings and reports by Dynavax. Except as required by law, Dynavax undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:

Nicole Arndt, Senior Manager, Investor Relations

narndt@dynavax.com

510-665-7264

Derek Cole, President

Investor Relations Advisory Solutions

derek.cole@IRadvisory.com